UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2022

American Water Works Company, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1 Water Street
Camden, NJ 08102-1658
(Address of principal executive offices, including zip code)
(856) 955-4001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	AWK	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;         Compensatory Arrangements of Certain Officers.
(d)    At a special meeting held on December 7, 2022 (the “Special Meeting”), the Board of Directors (the “Board”) of American Water Works Company, Inc. (the “Company”) increased the size of the Board from nine to 11 members. To fill these vacancies, upon the recommendation of the Nominating/Corporate Governance Committee (the “Nominating Committee”) of the Board, the Board appointed Laurie P. Havanec and Michael L. Marberry as independent directors, with a term beginning immediately after the Special Meeting and ending on the date of the Company’s 2023 Annual Meeting of Shareholders (the “Annual Shareholder Meeting”), or until such director’s earlier death, resignation or removal. The Board also appointed Ms. Havanec to the Executive Development and Compensation Committee and the Safety, Environmental, Technology and Operations (“SETO”) Committee, and Mr. Marberry to the Audit, Finance and Risk Committee and the SETO Committee, which appointments took effect immediately after the Special Meeting.
In accordance with the Board’s compensation arrangements currently in effect, Ms. Havanec and Mr. Marberry will each receive an annual base cash retainer of $115,000, payable quarterly and prorated for the director’s period of service in 2022, as well as reimbursement for expenses incurred in attending Board and committee meetings and reimbursement for attending one continuing director education program per year. Each director will also be paid, for service from December 7, 2022 until the Annual Shareholder Meeting, in stock units to be granted under the Company’s 2017 Omnibus Equity Compensation Plan, each of which represents a vested contractual right to receive one share of the Company’s common stock within 30 days following the date specified in the stock unit grant document. The stock units represent the prorated portion of $150,000 in annual equity compensation for the director’s period of service through the date of the Annual Shareholder Meeting.
Neither Ms. Havanec nor Mr. Marberry has any direct or indirect material interest in any transaction in which the Company is or is to be a participant and which would require reporting under Item 404(a) of Regulation S-K. Other than as described above, there are no arrangements or understandings between either Ms. Havanec or Mr. Marberry and any other person, pursuant to which the directors were selected as such.
Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
(a)     On December 7, 2022, in connection with the periodic review of the Company’s bylaws and the effectiveness of new Securities and Exchange Commission rules regarding universal proxy cards (the “Universal Proxy Rules”), and upon the recommendation of the Nominating Committee, the Board approved the amendment and restatement of the Company’s Amended and Restated Bylaws (as so amended and restated, the “Bylaws”), effective immediately. These amendments serve to (i) align the advance notice provisions contained in the Bylaws related to the nomination of director candidates by shareholders with the substantive requirements of the Universal Proxy Rules, and (ii) require that candidates for nomination and nominating persons (as defined in the Bylaws) provide to the Company certain agreements and undertakings. As a condition to the use of the Universal Proxy Rules, a nominating person and each candidate for nomination must satisfy all of the applicable requirements in the Bylaws with respect to such director nomination. In addition, the Bylaws incorporate changes in furtherance of gender neutrality, and include certain conforming changes and other technical, non-substantive or clarifying amendments.
The foregoing description of the Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which has been filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 7.01.    Regulation FD Disclosure.
On December 8, 2022, the Company issued a press release announcing the election of Ms. Havanec and Mr. Marberry as new independent members of the Board. A copy of the press release has been included as Exhibit 99.1 and is incorporated by reference herein.
The information furnished in response to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits to this Current Report have been provided herewith as noted below:
2

Exhibit No.	Description
3.1*	Amended and Restated Bylaws of American Water Works Company, Inc., as amended and restated on December 7, 2022.
99.1**	Press Release, dated December 8, 2022, issued by the Company.
104	Cover Page Interactive Data File (the cover page XBRL tags are included and formatted as Inline XBRL).
* Filed herewith.
** Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WATER WORKS COMPANY, INC.

Dated:	December 8, 2022	By:	/s/ JOHN C. GRIFFITH
John C. Griffith
Executive Vice President and Chief Financial Officer
4